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Exhibit Number 99:
                                                        FOR INFORMATION CONTACT:
                                                       Laurie Alire 415.424.5781
                                                     laurie.alire@grc.varian.com

                                                           For Immediate Release
                                                                 October 2, 1997

VARIAN OFFERS TO PURCHASE GE MEDICAL SYSTEMS'
RADIOTHERAPY SERVICE AND PARTS BUSINESS

        Palo Alto, Calif. - Varian Associates, Inc., today announced that it has offered to purchase GE Medical Systems' radiotherapy service and support operation for an undisclosed amount of cash. Completion of the transaction is expected around the end of the current calendar year.

        Radiotherapy involves the use of medical linear accelerators and other associated equipment to plan and deliver precisely focused doses of radiation to treat tumors and other maladies. Along with surgery and chemotherapy, it is a major means of treating cancer and because it can be accomplished on an out-patient basis - is often the most cost effective treatment mode.

        The proposed purchase includes all of GE Medical Systems' worldwide radiotherapy service and customer support activities for an installed base of over 400 medical linear accelerator systems and some 340 treatment planning products at hospital and clinics around the globe. Approximately 160 GE Medical Systems radiotherapy service professionals, technical support personnel, and support staff will join Varian on completion of the transaction.


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        Varian said all GE Medical Systems radiotherapy customers will be contacted directly with additional details about the change in ownership. The company emphasized that customers can expect a continuation of ongoing support with no disruption in service. During the transition period customers can continue to reach their service and support representatives and order parts through their existing telephone and facsimile numbers.

        "This acquisition will significantly broaden our international radiotherapy support, particularly in Europe," said Varian Executive Vice President Richard M. Levy, who heads the company's health care business. "The addition of these skilled service and technical specialists to Varian's current, well-established service capability will, over time, result in significant benefits to both Varian and GE Medical Systems-equipped radiotherapy customers."

        According to Timothy E. Guertin, president of Varian Oncology Systems, Keith Krugman, vice president of customer support, will head the transition team that is being organized to guide the transfer of the GE Medical Systems operations to Varian.

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Varian Associates, Inc., based in Palo Alto, California, is a $1.6 billion, diversified, high-technology company with core businesses in health care systems, analytical instruments, and semiconductor equipment. Press announcements and other information about Varian are available on the World Wide Web at the URL http://www.varian.com.